Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANK ANNOUNCES STOCK REPURCHASE PROGRAM

STAMFORD, CT, January 10, 2008, Patriot National Bancorp, Inc. (NASDAQ Global Market "PNBK") announced today that its Board of Directors authorized and approved the 2008 Stock Repurchase Plan, whereby the Company may repurchase up to 200,000 of its issued and outstanding common shares in the open market.  The Repurchase Plan will become effective and the Company may begin the repurchase of its shares at the conclusion of its current quarterly blackout period, which is anticipated to end mid February with the announcement of our 2007 earnings.

Pursuant to the terms of the Plan, Management’s discretion will determine the timing of the stock repurchase transactions, depending on market conditions, share prices, and other factors including self-imposed blackout periods during which the Company and its insiders are prohibited from trading in the Company’s common stock.  These repurchases may be commenced or suspended at any time or from time to time without prior notice.  The Repurchase Plan is intended to be structured to conform to the safe harbor provisions of Securities and Exchange Commission Rule 10b-18.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 18 full services branches, 15 in Connecticut and 3 in New York.  It also has loan production offices in Stamford, CT and Melville, NY.